U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

    Carter                        William                A.
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   (Last)                           (First)             (Middle)

  1617 JFK Boulevard
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                                    (Street)

  Philadelphia                      PA                 19103
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Hemispherx Biopharma, Inc.
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


40: ----------------------------------------------------------------------------
4.   Statement for Month/Day/Year

     04/24/03
44:----------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [x]  Director                             [x]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

      CEO and Chairman
55: ----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)
     [x]  Form filed by one Reporting Person
     [_]  Form filed by more Than One Reporting Person
59: ----------------------------------------------------------------------------

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                 2.                 Code         ------------------------------- Owned at End   (D) or    Indirect
1.                               Transaction        (Instr. 8)                    (A)            of Month       Indirect  Beneficial
Title of Security                Date               ------------     Amount       or    Price    (Instr. 3      (I)       Ownership
(Instr. 3)                       (Month/Day/Year)   Code     V                    (D)            and 4)         (Instr.4) (Instr. 4)
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 Common stock                      04/24/03          G               10,000        D              810,090        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)
                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
            2.                                                                                          Deriv-    of
            Conver-                          5.                              7.                         ative     Deriv-   11.
            sion                             Number of                       Title and Amount           Secur-    ative    Nature
            or                               Derivative    6.                of Underlying     8.       ities     Secur-   of
            Exer-                    4.      Securities    Date              Securities        Price    Bene-     ity      In-
            cise   3.      3A        Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
            Price  Trans-  Deemed    action  or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.          of     action  Execution Code    of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of    Deriv- Date    date      (Instr. (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative  ative  (Month/ If any    8)       4 and 5)      Date     Expira-           Number  ity      Month     (I)      ship
Security    Secur- Day/              ------   ------------  Exer-    tion              of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity    Year)             Code V    (A)   (D)    cisable  Date     Title    Shares  5)       4)        4)       4)
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Explanation of Responses:




                                    /s/ William A. Carter
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                                   **Signature of Reporting Person

                                   Date  04-24-2003
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** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.